UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission File Number 000-49816

                                   MEGOLA INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

            Nevada                                      88-0492605
            ------                                      ----------
(State or other jurisdiction of          (I.R.S. employer identification number)
incorporation or organization)

446 Lyndock St., Suite 102
Corunna, ON, Canada                                      N0N 1G0
--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip code)

Issuer's telephone number: (519) 481-0628

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of each class of           Amount to be          Proposed maximum       Proposed maximum     Amount of
securities to be registered      registered            offering price per     aggregate offering   registration
                                                       unit (1)(2)            price                fee
Common Stock offered by our      1,200,000             $.11                   $132,000             $1.68
Selling Stockholders

----------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2) The last reported sale price on the OTCBB on November 14, 2005 was $0.11.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS

                                  MEGOLA, INC.

The selling shareholder is offering up to 1,200,000 shares of common stock. The selling shareholder may offer its shares through public or private transactions, on or off OTCBB or NASDAQ, at prevailing market prices, or at privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Our common stock is quoted on the OTC Bulletin Board under the symbol "MGOA." The last reported sale price on the OTCBB on November 14, 2005 was $0.11.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________ , 2005.

                                TABLE OF CONTENTS

Summary Information and Risk Factors..................................................................5
    Risk Factors......................................................................................7
    Our poor financial condition raises substantial doubt about our ability to continue as a going concern. You will be unable to determine whether we will ever become profitable.............7
    Because our electromagnetic technology rather than chemicals or other methods to soften water is not as widely known or widely acceptable in the market, we face significant barriers to acceptance of our services............................................................7
    Because the majority of our revenues are generated from sales of water conditioning products under our agreement with Megola GmbH (Germany), if our agreement with them is terminated, our revenues would be reduced or eliminated.......................................................7
    Our officers, directors and principal stockholders can exert control over matters requiring stockholder approval..............................................................................7
    Our management decisions are made by our founder and President, Mr. Joel Gardner and our
    COO Mr. Don Greer; if we lose their services, our revenues may be reduced.........................8
    Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all members of which are not independent, to perform these functions.........................................................................................8
    Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.....................................................................8
    Sales of our common stock not issued under the standby equity distribution agreement or the placement agent agreement under Rule 144 could reduce the price of our stock......................8
    Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.........................................................................................9
Use of Proceeds.......................................................................................9
Determination of Offering Price.......................................................................9
Dilution..............................................................................................9
Selling Shareholder...................................................................................9
Plan of Distribution.................................................................................11
Legal Proceedings....................................................................................12
Directors, Executive Officers, Promoters, and Control Persons........................................12
Security Ownership of Certain Beneficial Owners and Management.......................................13
Description of Securities............................................................................15
Interest of Named Experts............................................................................16
Disclosure of Commission Position on Indemnification for Securities Liabilities......................16
Description of Business..............................................................................16
Management's Discussion and Analysis of Financial Condition and Results of Operations................20
Description of Property..............................................................................23
Certain Relationships and Related Transactions.......................................................23
Market for Common Equity and Related Stockholder Matters.............................................23
Executive Compensation...............................................................................25
Financial Statements.................................................................................27
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.................37

                      SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Megola, Inc. was incorporated in Ontario, Canada on August 28, 2000 as Corporation No. 1375595. It was renamed Megola, Inc. on December 21, 2001. Megola was formed to sell physical water treatment devices to residential, commercial, industrial and agricultural end-users in the United States, Canada and other international locations under a license granted by the German manufacturer, Megola GmbH. Initial operations and sales began in October 2000.

On November 26, 2003, Megola was acquired by SuperiorClean, Inc. in a transaction accounted for as a reverse acquisition. Megola's shareholders were issued 13,389,591 SuperiorClean shares in exchange for 100% of the outstanding common and preferred stock of Megola, plus $250,000 in cash and $200,000 in notes payable. Two major shareholders of SuperiorClean and two other persons then signed consulting contracts for 1,250,000 common shares. Prior to the merger, SuperiorClean had no assets or operations. SuperiorClean's name was later changed to Megola Inc.

Business

Our principal executive offices are located at 466 Lyndock Street, Suite 102, Corunna, Ontario N0N 1G0. Our telephone number is (519) 481-0628.

Our principal product is our ScaleGuard Systems. Megola's ScaleGuard technology cost effectively conditions hard water while also eliminating the historical build-up of scale caused by hard water in residential, commercial and industrial applications. ScaleGuard units use an electromagnetic technology to condition the soften water, both preventing the ongoing build-up of scale and eliminating historical scale build-up in water delivery systems and machinery.

We also sell air purification, microbiological control and waste water treatment products.

The Offering

As of the date of this prospectus, we had 37,341,029 shares of common stock outstanding.

The selling shareholder is offering up to 1,200,000 shares of common stock. The selling shareholder may offer its shares through public or private transactions, on or off OTCBB or NASDAQ, at prevailing market prices, or at privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $50,000. We will not receive any proceeds of the sale of these securities.

Our common stock is quoted on the OTC Bulletin Board under the symbol "MGOA." The last reported sale price on the OTCBB on November 14, 2005 was $0.11.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

                                  MEGOLA, INC.
                               BALANCE SHEET DATA
                             July 31, 2005 and 2004

                                             2005              2004
                                          ===========       ===========
TOTAL ASSETS                              $   781,281       $   140,941
                                          ===========       ===========
TOTAL LIABILITIES                             532,387           349,224
                                          -----------       -----------
ACCUMULATED DEFICIT                        (3,478,258)       (2,510,137)
                                          -----------       -----------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)          248,894          (208,283)
                                          -----------       -----------

                                  MEGOLA, INC.
                          STATEMENTS OF OPERATIONS DATA
                       Years Ended July 31, 2005 and 2004

                       2005              2004
                    -----------       -----------
REVENUE             $   713,135       $   222,294
                    -----------       -----------
TOTAL EXPENSES        1,681,256         2,458,591
                    -----------       -----------
NET LOSS            $  (968,121)      $(2,236,297)
                    ===========       ===========

                                  Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Our poor financial condition raises substantial doubt about our ability to continue as a going concern. You will be unable to determine whether we will ever become profitable.

At July 31, 2005 we had an accumulated deficit of $(3,478,258). We lost in ($968,121) fiscal year 2005.

As of July 31, 2005, we had cash on hand of $17,183 and a bank overdraft of $34,374. Assuming we collect all receivables and convert our inventory into sales, we believe that we can continue operations for approximately nine months. Thereafter, we will need to generate further operating revenues or secure other funding on or before March 2006 in the amount of $250,000 to remain operational until July 31, 2006. However in order to become profitable we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding.

Our ability to continue as a going concern is dependent on our ability to raise funds to implement our planned development; however we may not be able to raise sufficient funds to do so. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our poor financial condition could inhibit our ability to achieve our business plan. Because we are currently operating at a substantial loss, an investor cannot determine if we will ever become profitable.

Because our electromagnetic technology rather than chemicals or other methods to soften water is not as widely known or widely acceptable in the market, we face significant barriers to acceptance of our services.

Our business involves the use of electromagnetic technology rather than chemicals or other methods to soften water. The use of electromagnetic technology rather than chemicals or other methods to soften water is a relatively new form by which to provide these type of services and thus may not be accepted by potential water softening customers.

Because approximately 87% of our revenues are generated from sales of water conditioning products under our agreement with Megola GmbH (Germany), if our agreement with them is terminated, our revenues would be reduced . For fiscal year ended July 31, 2005, 87% of our revenues were generated from sales of water conditioning products under our agreement with Megola GmbH (Germany). If our agreement with them is terminated, which it can be for certain reasons specified in the agreement with them, our revenues would be reduced or eliminated.

Our officers, directors and principal stockholders can exert control over matters requiring stockholder approval.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 20.7% of our outstanding common stock. These individuals will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control and may make some transactions more difficult or impossible without the support of these stockholders.

Our management decisions are made by our founder and President, Mr. Joel Gardner and our COO Mr. Don Greer; if we lose their services, our revenues may be reduced.

The success of our business is dependent upon the expertise of our President, Mr. Joel Gardner and our COO Mr. Don Greer. Because President, Mr. Joel Gardner and COO Mr. Don Greer are essential to our operations, you must rely on their management decisions. Our President, Mr. Joel Gardner and our COO Mr. Don Greer will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to President, Mr. Joel Gardner and our COO Mr. Don Greer. If we lose their services, we may not be able to hire and retain another President or COO with comparable experience. As a result, the loss of President, Mr. Joel Gardner and our COO Mr. Don Greer's services could reduce our revenues. We have no key man insurance on either of these individuals. We have no written employment agreement or covenant not to compete with these individuals. Mr. Greer devotes approximately 40% of his time to our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all members of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. One member of the board of directors is independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

We are be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Sales of our common stock not issued under the standby equity distribution agreement or the placement agent agreement under Rule 144 could reduce the price of our stock.

There are 31,901,528 shares of our common stock held by non-affiliates and approximately 5,439,501 shares of our common stock held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

All of our shares are currently eligible for resale, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k). The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Not applicable. The selling shareholder may offer its shares through public or private transactions, on or off OTCBB or NASDAQ, at prevailing market prices, or at privately negotiated prices.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDER

The shareholder listed below may sell up to 1,200,000 shares of our common stock. The selling shareholder will receive all the proceeds from the sale of its shares. We will receive none of these proceeds.

We entered into a Consulting Agreement effective as of the 14th day of September, 2005 with KBM Consulting, Inc.

During the six-month term of the agreement, KBM's services may include but will not necessarily be limited to providing the following services:

      o Analyze our needs with respect to public relations and/or investor relations and/or market relations.

      o Oversee and facilitate, for our benefit, any and all investor relations and/or public relations and/or market relations organizations which are engaged by the Company;

      o Consult and assist us in developing and implementing appropriate plans and means for presenting us and our business plans, strategy and personnel to the financial community.

      o Assist and advise us with respect to its relations with brokers, dealers, analysts, and other investment professionals.

      o Otherwise perform as our consultant for public relations and/or investor relations and/or market relations.

      o     Short and long term strategic planning.

      o     Short term crisis management.

      o     Short and long term marketing.

      o Meeting with/selecting qualified companies for joint business ventures.

      o Contracting and interviewing qualified accounting firms and legal counsel.

      o     Recruitment selection of key executives and staff

      o     Internet and website design.

      o Recommending and identifying of board members, with all such services (the "Services") on the terms and subject to the condition set forth herein.

      o Assist and advise us in introduction to various market makers, investment banking and small cap firms.

      o Assist and advise us in the process of potentially moving from the OTCBB to AMEX/NASDAQ listing.

We agreed to pay KBM 1,200,000 restricted shares of common stock, to be registered under this registration statement.

TO OUR KNOWLEDGE, KBM IS UNDER NO OBLIGATION KNOWN TO US TO SELL ANY OF THESE COMMON SHARES.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our The selling shareholder may sell any of its common shares offered under this Prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling shareholder through the OTCBB, NASDAQ or otherwise. To the extent required by applicable law, a supplement to the Prospectus relating to the common shares being offered will set forth the terms of the offering of the common shares, including the name or names of any underwriters, dealers or agents, the purchase price of the common shares and the proceeds to the selling shareholder from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If dealers are used in the sale of common shares with respect to which this Prospectus is delivered or with respect to any block trades, the selling shareholder will sell such common shares to the dealers as principals. The dealers may then sell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the extent required by law.

In connection with the sale of the common shares, agents may receive compensation from the selling shareholder or from purchasers of common shares for whom they may act as agents in the form of discounts, concessions or commissions. Agents and dealers participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholder and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions under such Act.

Upon our being notified by a selling shareholder of any change in the identity of the selling shareholder or that any material arrangement has been entered into with a broker or dealer for the sale of any common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing: (i) the names of such brokers or dealers, the number of common shares to be sold; (ii) the price at which such common shares are being sold; (iii) the commissions paid or the discounts or concessions allowed to such brokers or dealers; (iv) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended;
(v) any change in the identity of the selling shareholder; and other facts material to the transaction.

Agents and dealers may be indemnified under agreements entered into with the selling shareholder against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for the selling shareholder in the ordinary course of business.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors' orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name                       Age                  Position
--------------------------------------------------------------------------------
Joel Gardner               38                   Chief Executive Officer,
                                                Director, President

Don Greer                  70                   COO, Director

Todd Clark                 43                   Treasurer, Director
--------------------------------------------------------------------------------

Joel Gardner joined Megola as president, CEO and Director in August 2000. From August 1998 to July 2000, he was vice president of Aqua-Cristall Limited. From September 1990 to August 1998, he played professional hockey. In 1990 he received a BA, education major, minor in geology from Colgate University, NY.

Mr. Don Greer joined us as COO in September 2004. He became a director in December 2004. He devotes approximately 40% of his time to our business. From October 2001 to date, he has been manager of Canadian sales for Inpro/Seal, Rock Island IL, a manufacturer of bearing seals. From January 2000 to October 2001, he was a manufacturing representative for a Chicago IL based manufacturer of lubricants. From May 1995 to December 1999, he was director of sales and marketing - industrial group for Chicago Rewhide, Elgin IL. He received a BSc in Chemistry from Queens, Dundee Scotland in 1963.

Mr. Todd Clark joined Megola as director in October 2000. He has been in management positions with Ron Clark Motors since 1981. In May, 1981 he received a Diploma from Fanshawe College.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

      o Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

      o Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

      o Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

      o Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 446 Lyndock St #102, Corunna, ON, Can., N0N1G0.

--------------------------------------------------------------------------------
                                  Amount and Nature of              Percentage
Name of Beneficial Owner          Beneficial Ownership              of Class(1)
--------------------------------------------------------------------------------
Joel Gardner                             3,378,297                     9.0%
Airam Capital Group (2)                  2,298,600                    6.1 %
Todd Clark                               2,046,204                     5.5%
Don Greer                                   15,000
All executive officers and
directors as a group-3 persons           5,439,501                    14.5%
--------------------------------------------------------------------------------

(1) Based on 37,341,029 shares of common stock issued and outstanding as of November 1, 2005.

(2) Aldo Rotondi is sole owner of Airam Capital Group, Inc.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We have 50,000,000 authorized shares of common stock with $.001 par value. As of November 1, 2005, there were 37,341,029 shares of our common stock issued and outstanding and there are no shares of preferred stock issued and outstanding. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.

Preferred Stock

We are authorized to issue 5,000,000 shares, $.001 par value preferred stock. As of the date of this registration statement, there are no preferred shares outstanding.

Preferred stock may be issued with preferences and designations as the Board of Directors may from time to time determine. The board may, without stockholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

INTEREST OF NAMED EXPERTS

The financial statements as of July 31, 2005 and 2004 and for each of the two years then ended included in this prospectus have been audited by Malone & Bailey PC, an independent registered public accounting firm, to the extent set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida. Michael T. Williams, principal of Williams Law Group, P.A., owns or has agreements to own 638,500 shares of our common stock, of which 263, 500 shares are currently owned and 375,000 shares are to be issued for advice concerning SEC 1934 Act reporting requirements for the period December 1, 2005 to November 30, 2006.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Megola, Inc., was incorporated in Ontario, Canada on August 28, 2000 as Corporation 1375595. It was renamed Megola, Inc. on December 21, 2001. Megola was formed to sell physical water treatment devices to commercial and users in the United States, Canada and other international locations under a license granted by the German manufacturer, Megola GmbH. Initial operations and sales began in October 2000.

On November 26, 2003, Megola was acquired by SuperiorClean, Inc., in a transaction accounted for as a reverse acquisition. Megola's shareholders were issued 13,389,591 SuperiorClean shares in exchange for 100% of the outstanding common and preferred stock of Megola as well as $250,000 in cash and $200,000 in notes payable. Prior to the merger, SuperiorClean had no assets or operations.

Our ScaleGuard Systems products are sold under a license granted by the German manufacturer, Megola GmbH. On October 21, 2004, Megola entered into an agreement to acquire Megola GmbH by purchasing all of its outstanding shares for cash. As of July 31, 2005, Megola had deposited $143,492 with Megola GmbH.

General

Megola, Inc. provides products used in physical water treatment, microbiological control, wastewater treatment and air purification. Megola's ScaleGuard product units use electromagnetic technology rather than chemicals or other methods to soften water, both preventing the ongoing build-up of scale and eliminating historical scale build-up in water delivery systems and machinery.

Our address is 446 Lyndock Street, Suite 102, Corunna, Ontario N0N 1G0, and our telephone number is (519) 481-0628.

Description of ScaleGuard.

Megola's physical water treatment ScaleGuard technology conditions hard water to prevent and eliminate calcium carbonate, or scale, formation in residential, commercial, industrial and agricultural applications. ScaleGuard units use an electromagnetic technology and programming to create fluctuating magnetic fields that promote resonance at the natural vibration frequencies of water molecules and their dissolved ions. This causes microscopic seed crystals of calcium carbonate to form, which, in turn, promotes scale formation on the surface of the crystals instead of on the walls of pipes and equipment due to the seed crystals comparatively large surface area. Existing scale, which is constantly re-dissolving into the water system, gradually disappears as no new scale formation occurs.

Due to the technological nature of our systems and limited knowledge of the technical functions by our consumers, Megola, at times, installs systems on trial basis with prospective customers in an effort to collect data and prove ScaleGuard's reliability and success.

We currently have eight models of ScaleGuard devices. The principal differences between the eight models, other than cost ranging from $1,095 - $49,995, are that they are designed to work with different water flows and pipe sizes. The final cost of the individual units may vary, as they may be designed for certain customers to perform differently based on their specific needs.

We were dependent upon one customer, BuyMax LLC for sales accounting for approximately 68% of our revenues in fiscal year 2005. One vendor H2O3 Solutions accounted for 84% of cost of goods for fiscal year 2005. Sales of ScaleGuard devices accounted for 87% of our total gross revenues in fiscal year 2005.

Manufacturing and Megola GmbH Distributor Agreement

The ScaleGuard devices were designed and custom manufactured in Germany under the direction of Megola GmbH. The technology of the product is owned by Megola GmbH and is protected under intellectual/ software property rights.

Under the terms of our agreement with Megola GmbH, we are the exclusive distributor of ScaleGuard devices in North America, Mexico, and Asia excluding India. We may not sell competing devices without the permission of Megola GmbH. Prices we pay are established by Megola GmbH and may be changed from time to time at the discretion of Megola GmbH. The agreement has no termination date, but may be terminated for cause as defined in the agreement.

The units are pre-assembled in Germany and are then shipped to China where the final assembly is completed and packaged. In general, we do the installation of products we sell and our distributors do the installation of products they sell.

Marketing and Distribution

We sell our products directly or through our network of approximately 20 distributors located throughout our territory licensed from Megola GmbH. No distributor agreement is exclusive. The distribution agreements are for a term of one year and may be renewed with mutual consent. We sell to our distributors at discounted prices and they are free to resell at more or less than our retail prices on our direct sales.

Effective March 22, 2005 Megola signed an agreement with BuyMax, LLC, which gives BuyMax the exclusive distribution/selling rights to Megola's residential ScaleGuard units for the USA.

BuyMax, a subsidiary of VenVest, provides an e-commerce purchasing platform with preferential pricing and/or cash rebates on virtually every product necessary to cost effectively operate a heating and cooling, plumbing or electrical services company. BuyMax offers private label products exclusively to its members as well as hundreds of high quality, universal products provided by industry leading vendor partners and national suppliers.

In consideration of granting BuyMax LLC exclusive resale rights to Megola's residential ScaleGuard devices, BuyMax LLC had to comply with a minimum annual resale requirement. During the initial year that the Agreement is in effect, BuyMax's purchase of products to serve customers within the USA shall be greater than or equal to 1,000 product units. Each subsequent year this Agreement is in effect, BuyMax's purchase of products to serve customers within the USA shall be greater than or equal to 2,000 product units. BuyMax loses exclusivity if they fail to meet these minimums.

Product Liability

We currently carry our own product liability insurance. From Zurich North America Canada we currently have $2,000,000 liability, $10,000,000 general aggregate coverage. There have been no product liability claims made against us.

Competition

Electromagnetic water conditioning market

We compete with several other companies in the electromagnetic water conditioning products market. They are all mostly smaller companies such as ours. However, our products differ in many important respects, including:

      o The ScaleGuard device uses a closed-coil system, whereas the cheaper, far less effective device is nothing more than an open-coil antenna. In other words, the coil wires in the ScaleGuard device go back to the source to complete the electrical circuits. The wires in the other device just end, presumably grounded to the pipe, if the pipe is metallic. The ScaleGuard's closed-coil system enables the induction of strong magnetic fields that are able to penetrate the pipe material and carry the digitally-generated, pulse-modulated signals into the water. The antenna device can generate only weak, symmetric magnetic fields and/or radio waves that will influence the behavior of the water only under specific and ideal conditions.

      o The ScaleGuard device uses its highly-penetrative induced magnetic field as a carrier for low-voltage and high-frequency signals that can be programmed to take into account such parameters as calcium hardness, carbonate hardness, pipe material, pipe diameter, temperature, water flow, system water capacity, and so on. In all, the ScaleGuard device has eight program frequency settings and eight power settings - a total of 64 combinations. The antenna device can not be programmed to change the frequency with which its weak magnetic field sweeps through the water (assuming that the field is able to penetrate the pipe material) and can, thereby, have some effect under a narrow variety of water conditions.

Water conditioning market in general

We also compete with many domestic and international companies selling conventional water softening devices. Some of our competitors are multi-line companies with other principal sources of income who have substantially greater resources than the Company while many others are local product assemblers or service companies. We are a very small company in the water softening market in general.

A conventional water-softener is a device that contains an `ion-exchange resin'. This resin, essentially a big tank of plastic beads is - when new - filled with salt. As water passes through this resin, calcium ions (the hardness) attach themselves to the resin and displace the sodium into the water. In this way, the water is "softened". Much of the calcium is removed from the water and there is a significant reduction in the amount of scale that can form.

We compete with these companies because our products do not have the following disadvantages the traditional water softeners have:

      o Health Calcium is an essential nutrient for building bones and teeth; softeners remove calcium from the water. Sodium is a cause of high blood pressure and heart disease; softeners put sodium in the water.

      o Maintenance Cost The biggest problem with water softeners is that the resin eventually (weeks or months depending upon the hardness of the water being treated) becomes filled with calcium and is no longer effective. The resin is far too expensive to replace, so the solution is to "regenerate" it by "backwashing." This backwashing process involves buying and adding salt to the resin and flushing it through using gallons and gallons of fresh water. This process is costly, inconvenient, harmful to the environment and extremely wasteful of a precious resource - fresh water.

      o Corrosion Salt water produced by softeners (and especially in the backwashing process) is corrosive to metal it contacts, not only within the home or business where it is installed but also within the sewer system.

Warranties

We provide a three year parts and one year labor warranty against any defects, breakdowns or malfunctions on the ScaleGuard series physical water treatment unit.

Air Purification Products

AirGuardian System

The AirGuardian 1000 is an integrated system designed to reduce and control airborne allergens and toxic compounds, such as mold, fungus, formaldehyde, xylene gases and tobacco smoke along with infectious agents, such as bacteria, influenza, hemolytic streptococci and many others. This product is duct-mounted on the central heating and cooling system and, to enhance system effectiveness, is designed to run continuously with the heating and cooling system fan in the "on" position. This product is certified by the American Institute of Toxicology to produce only safe levels of UVV and is available with a UVC only bulb.

These products are all sold by us and our ScaleGurad distributors.

Employees

We currently have 4 full-time employees, 2 administrative, 1 in distribution and 1 in scientific technical support and 3 part-time employees, 1 administration, 1 strategic planning and 1 bookkeeping.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations, which involve uncertainties. Actual results and the timing of events could differ materially from the forward-looking statements as a result of a number of factors.

General

Megola, Inc. provides products used in physical water treatment, microbiological control, wastewater treatment and air purification. Megola's ScaleGuard product units use electromagnetic technology rather than chemicals or other methods to soften water, both preventing the ongoing build-up of scale and eliminating historical scale build-up in water delivery systems and machinery.

We were dependent upon one customer, BuyMax LLC for sales accounting for approximately 68% of our revenues in fiscal year 2005. One vendor H2O3 Solutions accounted for 84% of cost of goods for fiscal year 2005. Sales of ScaleGuard devices accounted for 87% of our total gross revenues in fiscal year 2005.

Comparison of the year ended July 31, 2005 with the year ended July 31, 2004

During the year ending July 31, 2005, our revenues increased from $222,294 for 2004 to $713,135 for the year ended July 31, 2005, an increase of 220.81% over the prior year. This increase is mainly because of increased sales we had with customers located in North America and continued sales throughout the world.

Cost of sales consists of direct manufacturing costs and applied overhead expenses for our cost of raw materials to manufacture the ScaleGuard and other systems. Cost of sales as a percentage of revenues increased to 65.1% in the year ended July 31, 2005 to $464,179, as compared to $117,361 or 52.8% of revenue for the year ended July 31, 2004. The cost of sales percentage will fluctuate from quarter to quarter because absorbed overhead increases when volume is decreasing and because labor ratios are less than optimized in manufacturing processes when revenues are lower. As revenues increase, cost of goods sold as a percentage of revenue should become more and more favorable for us. The overall increase in the cost of sales during 2005 is directly attributable to the increase in revenues.

General and administrative (operating) expenses decreased to $898,084 during 2005 from $2,071,640 in 2004, a decrease of 56.65%, due primarily to the fact that merger expenses are now behind us. These costs were the major causes of increased general and administrative costs in the 2004 year. Although our general and administrative expenses are, to a significant extent, fixed in advance, we are making efforts to adjust spending in relation to the expected net revenues. Megola issued 1,500,000 shares of common stock in return for various services rendered during the fiscal year. The value assigned to those shares is based on the market price of the shares on various dates. Even though the service contracts specify an amount per share when issued, we must value them in the financial statements at the stock's trading value on the appropriate dates. When adding these values to the costs of the services, we end up with approximately $557,400 of general and administrative expenses that appear on the P&L Statement. Without these expenses, our net loss would have been $410,721 for our 2005 fiscal year.

Our depreciation for the year ended July 31, 2005 vs. the year ended July 31, 2004 decreased 30.82% from $9,714 to $6,720 because various items have fully depreciated.

Interest expense increased in 2005 to $293,581 from $245,134 in 2004, due to interest expense incurred at the time of the reverse merger, interest accrued on unpaid loan/note balances as well there were conversion features included on agreement notes that had to be discounted resulting in additional interest expense of $272,656. These combined factors resulted in the substantial increase in interest expense for this fiscal year and are not expected to be recurring items.

For the reasons outlined above, we realized a net loss of $968,121 for the year ended July 31, 2005 as compared to a net loss of $2,236,297 for the year ended July 31, 2004, a decrease of 56.71%.

Segments

Megola sells in North America and China, and has two reportable geographic segments, with summary information as follows:

                            North America     International          Total
                            -------------     -------------      ------------
Year Ended July 31, 2005

      Revenues               $    653,735      $     59,400      $    713,135

      Net Loss               $   (333,056)     $   (635,065)     $   (968,121)

      Depreciation           $         --      $      6,720      $      6,720

      Interest Expense       $         --      $    293,581      $    293,581

      Total Assets                             $    781,281      $    781,281

Year Ended July 31, 2004    North America     International          Total
                            -------------     -------------      ------------

      Revenues               $     39,025      $    183,269      $    222,294

      Net Income (Loss)      $    147,879      $ (2,384,176)     $ (2,236,297)

      Depreciation           $         --      $      9,714      $      9,714

      Interest Expense       $         --      $    245,134      $    245,134

      Total Assets           $         --      $    140,941      $    140,941

Commitments

Megola currently has two office leases on adjacent properties. They expire September 30, 2005 and December 31, 2008 respectively. Minimum lease payments are due as follows:

                                 #1           #2
                              -------      -------
Year Ended July 31, 2006      $ 1,431      $16,776
Year Ended July 31, 2007           --      $16,776
Year Ended July 31, 2008           --      $16,776
Year Ended July 31, 2009           --      $ 6,990
                              -------      -------
Total                         $ 1,431      $57,318

Liquidity and Capital Resources

Cash and cash equivalents at July 31, 2005 was $17,183 and $441 at July 31, 2004. However, our accounts receivable increased from $55,983 at July 31, 2004 to $397,430 at July 31, 2005 or 609.91%. Our inventory increased for the same period from $56,522 to $82,203 or 45.44%; a sign of both increased available working capital from operations and an increase of available assets for operations. Assuming we collect all receivables and convert our inventory into sales, we believe that we can continue operations for approximately 9 months. Thereafter, we will need to generate further operating revenues or secure other funding on or before March 2006 in the amount of $250,000 to remain operational until July 31, 2006.

However in order to become profitable we may still need to secure additional debt or equity funding. We hope to be able to raise additional funds from an offering of our stock in the future. However, this offering may not occur, or if it occurs, may not raise the required funding.

Our success and ongoing financial viability is contingent upon its selling of its products and the related generation of cash flows. We evaluate our liquidity and capital needs on a continuous basis and based on our requirements and capital market conditions may, from time to time, raise working capital through additional debt or equity financing. There is no assurance that such financing will be available in the future to meet our additional capital needs, or that any such terms or conditions of any such financing would be favorable to us. Both our current growth and expanded business involve significant financial risk and require significant capital investment.

On February 9, 2005 Megola purchased software programs, manufacturing rights, and UV water systems and UV air system technologies from UV Innovations, Inc., a company located in Ontario, Canada for 300,000 shares of Megola's common stock. The value of the stock issued was $111,000. Megola guaranteed on the twelve month anniversary of the agreement that the stock given will have a value of no less then $200,000. If there is a difference, Megola will pay the amount to UV Innovations, Inc. in cash. On the twelve month anniversary, Megola also has the option to buy back the stock for the lower of the market price or $4 per share.

Our ability to continue as a going concern is dependent on our ability to raise funds to implement our planned development; however we may not be able to raise sufficient funds to do so. Our independent auditors have indicated that here is substantial doubt about our ability to continue as a going concern over the next twelve months. Our poor financial condition could inhibit our ability to achieve our business plan. Because we are currently operating at a substantial loss, an investor cannot determine if we will ever become profitable.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 466 Lyndock Street, Suite 102, Corunna, Ontario N0N 1G0. We leased this 4,000 square foot facility consisting of two adjacent offices at a rental of $2,928 per month for a four-year term ending August 31, 2007. This facility consists of an office and administration area. To the extent that we require additional space in the near future, we believe that we will be able to secure additional leased facilities at commercially reasonable rates.

Our telephone number at the above location is 519-481-0628.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the reverse merger with SuperiorClean Inc., we issued a $100,000 promissory note to Mr. Aldo Rotondi, which was converted to 1,123,600 shares of common stock, for the value of principal and accrued interest at the price of $.10 as specified in the note.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our stock became qualified for quotation on the over the counter bulletin board under the symbol "MGOA" in 2004.

High and low sales prices for each quarter within the last two fiscal years in which our stock traded under the symbol MGOA:*

      --------------------------------------------------------------------
           QUARTER END               HIGH                      LOW
      --------------------------------------------------------------------
                              (Price per Share $)      (Price per Share $)
      --------------------------------------------------------------------
      July 31,'05                     .24                      .20
      --------------------------------------------------------------------
      April 30,'05                    .40                      .33
      --------------------------------------------------------------------
      January 31,'05                  .37                      .33
      --------------------------------------------------------------------
      October 31,'04                  .34                      .32
      --------------------------------------------------------------------
      July 31,'04                     .53                      .45
      --------------------------------------------------------------------
      April 30,'04                   1.01                      .09
      --------------------------------------------------------------------
      January 31,'04                  .11                      .09
      --------------------------------------------------------------------
      October 31,'03                  .21                      .09
      --------------------------------------------------------------------

*The quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

Options, Warrants, Convertible Securities

There are no options, warrants or convertible securities outstanding.

Penny Stock Considerations

Our shares are "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

      o Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

      o Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

      o Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

      o Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Sales of our common stock under Rule 144.

There are 31,901,528 shares of our common stock held by non-affiliates and approximately 5,439,501 shares of our common stock held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

All of our shares are currently eligible for resale, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k). The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 155 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

We have become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. We intend to voluntarily send an annual report with audited financial statements to our security holders.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street NE, Washington DC 20549, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended July 31, 2005 and 2004 by our CEO.

Name & Principal Position       Year   Salary ($)       Non-cash compensation
-------------------------       ----   ----------       ---------------------
Joel Gardner                    2005     $67,727                  0
CEO                             2004     $45,415                  0

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

Compensation Agreements

We do not have an employment contract with our officer officers and directors. We have agreed to pay them as follows for fiscal year 2006:

      o     Chief Executive Officer - an annual salary of $67,727

      o Chief Operating Officer, works two days per week - a salary of $322.50 per day

Board Compensation

Members of our Board of Directors do not receive compensation for their services as Directors.

                              FINANCIAL STATEMENTS

                                                                            PAGE

Report of Independent Registered Public Accounting Firm                     28

Balance Sheets                                                              29

Statements of Operations                                                    30

Statement of Stockholders' Equity (Deficit)                                 31

Statement of Cash Flows                                                     32

Notes to Financial Statements                                               33

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
  Megola, Inc.
  Corunna, Ontario, Canada

We have audited the accompanying balance sheet of Megola, Inc. as of July 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years then ended. These financial statements are the responsibility of Megola's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Megola, Inc. as of July 31, 2005 and 2004 and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Megola, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Megola has suffered recurring losses from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

October 17, 2005

                                  MEGOLA, INC.
                                 BALANCE SHEETS
                             July 31, 2005 and 2004

ASSETS                                                                 2005             2004
Current Assets

        Cash                                                      $     17,183      $        441
        Accounts Receivable-Trade                                      397,430            55,983
        Inventory                                                       82,203            56,522
        Deposits                                                       143,492                --
        Other                                                           11,762             9,343
                                                                  ------------      ------------
                Total Current Assets                                   652,070           122,289
                                                                  ------------      ------------

Property and Equipment, Net of Accumulated Depreciation of
  $37,653 and $28,124 in 2005 and 2004                                  29,311            18,652
Intangible Assets Net of Accumulated Amortization of $11,100
  in 2005                                                               99,900                --
                                                                  ------------      ------------

TOTAL ASSETS                                                      $    781,281      $    140,941
                                                                  ============      ============

  LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities

        Bank Overdraft                                            $     34,374      $     33,585
        Notes Payable                                                    1,302            33,811
        Accounts Payable-Trade                                         344,456            28,725
        Accrued Interest                                                18,248            16,375
        Accrued Expenses                                                34,007            35,549
        Loans From Investors                                           100,000           200,000
                                                                  ------------      ------------
                Total Current Liabilities                              532,387           348,045

Note Payable - net of current portion                                       --             1,179
                                                                  ------------      ------------

TOTAL LIABILITIES                                                      532,387           349,224
                                                                  ------------      ------------

STOCKHOLDERS' EQUITY (DEFICIT)

  Common Stock, $.001 par Value 50,000,000 Shares
    Authorized, 35,017,429 Shares Issued and Outstanding             3,298,725         1,876,359

  Paid In Capital                                                      500,000           387,500
    Accumulated Deficit                                             (3,478,258)       (2,510,137)
  Other Comprehensive Income:
    Equity Adjustment on Foreign Currency Translation                  (71,573)           37,995
                                                                  ------------      ------------

                Total Stockholders' Equity (Deficit)                   248,894          (208,283)
                                                                  ------------      ------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                          $    781,281      $    140,941
                                                                  ============      ============

The accompanying footnotes are an integral part of the financial statements.

                                  MEGOLA, INC.
                            STATEMENTS OF OPERATIONS
                       Years Ended July 31, 2005 and 2004

                                                    2005               2004
                                                ------------       ------------

                          REVENUE               $    713,135       $    222,294
                                                ------------       ------------

COST OF SALES                                        464,179            117,361

SELLING                                                7,592             14,742

GENERAL AND ADMINISTRATIVE                           898,084          2,071,640

DEPRECIATION                                           6,720              9,714

INTEREST                                             293,581            245,134

AMORTIZATION                                          11,100                 --
                                                ------------       ------------

         Total Expenses                            1,681,256          2,458,591
                                                ------------       ------------

NET LOSS                                        $   (968,121)      $ (2,236,297)
                                                ============       ============

Basic and diluted loss per share                $      (0.03)      $      (0.11)

Weighted average shares outstanding               32,368,754         21,226,443

The accompanying footnotes are an integral part of the financial statements.

                                  MEGOLA, INC.

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                       YEARS ENDED JULY 31, 2005 and 2004

                                        Common Stock
                                -----------------------------
                                                                      Other         Additional
                                                                  Comprehensive       Paid In        Accumulated
                                   Shares           Amount        Income (Loss)       Capital          Deficit            Totals
                                ------------     ------------     ------------      ------------     ------------      ------------
Balances, July 31, 2003           13,389,591     $    236,242     $     (3,405)     $         --     $   (273,840)     $    (41,003)

Stock Exchanged at Merger          7,089,002               --               --                --               --                --

Stock for Debt                     4,035,957          400,117               --                --               --           400,117

Stock Issued For Services          3,300,000        1,240,000               --                --               --         1,240,000

Discount on Notes Payable                 --               --               --           387,500               --           387,500

Net Loss                                  --               --               --                --       (2,236,297)       (2,236,297)

Foreign Currency                          --               --           41,400                --               --            41,400
                                ------------     ------------     ------------      ------------     ------------      ------------
Comprehensive Loss                                                                                                       (2,194,897)

Balances, July 31, 2004           27,814,550     $  1,876,359     $     37,995      $    387,500     $ (2,510,137)     $   (208,283)
                                ============     ============     ============      ============     ============      ============

Stock Issued for Services          1,500,000          557,400               --                --               --           557,400

Discount on Notes Payable                 --               --               --           112,500               --           112,500

Stock for Debt                     5,052,879          403,966               --                --               --           403,966

Stock for Intangible Assets          300,000          111,000               --                --               --           111,000

Stock for Cash                       350,000          350,000               --                --               --           350,000

Net Loss                                  --               --               --                --         (968,121)         (968,121)

Foreign Currency                          --               --         (109,568)               --               --          (109,568)
                                ------------     ------------     ------------      ------------     ------------      ------------
Comprehensive Loss                                                                                                       (1,077,689)

Balances, July 31, 2005           35,017,429     $  3,298,725     $    (71,573)     $    500,000     $ (3,478,258)     $    248,894
                                ============     ============     ============      ============     ============      ============

The accompanying footnotes are an integral part of the financial statements.

                                  MEGOLA, INC.
                            STATEMENTS OF CASH FLOWS
                       Years Ended July 31, 2005 and 2004

                                                                          2005              2004
                                                                      ------------      ------------
       CASH FLOWS FROM OPERATING ACTIVITIES
     Net Loss                                                         $   (968,121)     $ (2,236,297)
     Adjustments to Reconcile Net Loss
         to Net Cash Used in Operating Activities:
           Impairment of cost of public shell                                   --           448,031
           Shares issued for services                                      557,400         1,240,000
           Depreciation & Amortization                                      17,820             9,714
           Amortization of Beneficial Conversion Feature                   272,656                --
           Discount on notes                                                    --           227,344
         Changes in:
           Accounts Receivable                                            (341,447)          (42,164)
           Inventory                                                        (9,681)          (13,232)
           Deposit on Reverse Acquisition                                       --                --
           Other Current Assets                                             (2,419)           (6,431)
           Bank Overdraft                                                      789             1,396
           Accounts Payable                                                315,731            26,650
           Accrued Expenses                                                  4,297            21,193
                                                                      ------------      ------------
                Net Cash Used in Operating Activities                     (323,796)
                                                                                            (152,975)
                                                                      ------------      ------------

       CASH FLOWS USED IN INVESTING ACTIVITIES
     Deposit for Anticipated Merger                                       (143,492)               --
     -Deposit made toward cost of public shell                                  --           (51,465)
     Purchase of fixed assets                                               (2,506)          (20,008)
                                                                      ------------      ------------
                Net Cash Used in Investing Activities                     (145,998)          (71,473)
                                                                      ------------      ------------

       CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from Notes Payable                                           112,500           386,280
     Payments on Notes Payable                                              (6,344)          (41,244)
     Loans From Investors                                                       --                --
     Proceeds from Sale of Preferred Stock                                      --                --
     Proceeds from Sale of Common Stock                                    350,000                --
     Payments on Installment Note Payable                                       --                --
                                                                      ------------      ------------
                Net Cash Provided by Financing Activities                  456,156           345,036
                                                                      ------------      ------------

              EFFECT OF EXCHANGE RATE CHANGES ON CASH                     (140,441)           47,713
                                                                      ------------      ------------

                        NET INCREASE IN CASH                                16,742            (2,520)

BEGINNING CASH BALANCE                                                         441             2,961
                                                                      ------------      ------------

ENDING CASH BALANCE                                                   $     17,183      $        441
                                                                      ============      ============

SUPPLEMENTAL DISCLOSURES:
     Cash Paid For:
         Interest                                                     $        415      $     10,367

     Non-cash Transactions:
         Debt exchange for shares of common stock (5,052,879 and
     4,035,956 shares in 2005 and 2004)                               $    403,966      $    400,117
         Purchase of Intangible Assets for 300,000 shares of
     common stock                                                     $    111,000      $         --

The accompanying footnotes are an integral part of the financial statements.

                                  MEGOLA, INC.

                          NOTES TO FINANCIAL STATEMENTS
                       Years ended July 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Megola, Inc. was incorporated in Ontario, Canada on August 28, 2000 as Corporation No. 1375595. It was renamed Megola, Inc. on December 21, 2001. Megola was formed to sell physical water treatment devices to commercial end-users in both the United States and Canada under a license granted by the German manufacturer, Megola GmbH. Initial operation and sales began in October 2000. On October 21, 2004, Megola entered into an agreement to acquire Megola GmbH by purchasing all of its outstanding shares for cash. As of July 31, 2005, Megola had deposited $143,492 with Megola GmbH,

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Cash Equivalents

Highly liquid investments with original maturities of three months or less are considered cash equivalents.

Revenue Recognition

Revenue is recognized when the earning process is complete and the risks and rewards of ownership have transferred to the customer, which is generally considered to have occurred upon delivery of the finished products. For 2005 and 2004, there were no refunds or warranty claims.

In the case of exclusive agreements with distributors, finished goods are shipped directly FOB manufacturer/point of assembly. Megola offers no independent warranty and refers any warranty claims to the manufacturer for products it sells. Therefore, Megola recognizes revenue under these agreements when the goods are shipped.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is provided based on credit experience. Megola had no bad debts for fiscal 2005 and 2004 respectively. As of July 31, 2005, a $-0- allowance is provided.

Property and Equipment

Property and equipment are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years. Impairment losses are recorded on long-lived assets used in operation when indicators of impairment are present and the undiscounted cash flows estimated to generate by those assets are less than the assets' carrying amount. No impairment losses have been recorded since inception.

Income Taxes

U.S. and foreign income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, and are measured by applying enacted tax rates in effect in years in which the differences are expected to reverse.

Impairment of Long-Lived Assets

Long-lived assets require the recognition of an impairment loss whenever it is indicated that an asset may be impaired and the future cash flows from that asset are less than the asset's carrying value. As of July 31, 2005, Megola has not recorded any impairments on its long-term assets.

Inventory

Inventory is recorded at the lower of cost or market value and determined by the specific identification method.

Stock-Based Compensation

Megola periodically issues shares of common stock to officers, directors and non-employees in exchange for services provided. The value of the shares is equal to the quoted market price on either the date an agreement to issue the shares is executed or the date the Board of Directors approves the issuance. Megola records the value of the shares in the statement of operations as a general and administrative expense.

Megola accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method Megola recognizes no compensation expense for stock options granted when the number of underlying shares is known and the exercise price of the option is greater than or equal to the fair market value of the stock on the date of grant. Megola accounts for stock-based compensation to non-employees under the fair value method using the Black-Scholes option-pricing modeling method. There are no options or warrants outstanding to employees as of July 31, 2005.

Megola expenses the fair value of options and warrants issued to non-employees.

Earnings Per share

Basic earnings per share equals net earnings divided by weighted average shares outstanding during the year. Diluted earnings per share includes the impact of common stock equivalents using the treasury stock method when the effect is dilutive.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No.123R, "Accounting for Stock-Based Compensation" ("SFAS No. 123R"). SFAS No.123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No.123R requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No.123R, only certain pro forma disclosures of fair value were required. SFAS No.123R shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. As of June 30, 2005, the Company has not issued any options to employees. The Company will adopt SFAS No. 123R as of January 1, 2006, the beginning of its third interim reporting period. The impact of the adoption of SFAS No. 123R on the financial statements of the Company during fiscal year 2006 will depend largely on the number of grants, if any, that are made to employees.

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on its financial position, results of operations or cash flows.

NOTE 2 - GOING CONCERN

As shown in the accompanying financial statements, Megola incurred recurring net losses chargeable to common shareholders of $968,121 and $2,236,297 in fiscal 2005 and 2004, respectively, and has an accumulated deficit of $ 3,478,258 as of July 31, 2005. These conditions create an uncertainty as to Megola's ability to continue as a going concern. Management is trying to raise additional capital through various funding arrangements. The financial statements did not include any adjustment that might be necessary if Megola is unable to continue as a going concern.

NOTE 3 - NOTES PAYABLE

Megola purchased a used car from an auto dealer on October 30, 2002. The dealer financed the purchase in 36 equal monthly installments of $539, including interest at 8.45% APR. As of July 31, 2005,the unpaid balance was $1302.

On April 19, 2004 Megola signed a convertible promissory note, with Premium Financial, Inc. and received proceeds of $37,500. On August 16,2004 Megola exercised its option to borrow an additional $112,500. The note bears interest at 8% per annum and was due May 1, 2006. On August 23, 2004 lender exercised its option (with Megola's consent) to convert the outstanding principal balance of $150,000 and the accrued interest into common stock of Megola, Inc.

On April 19, 2004, Megola signed a convertible promissory note with Avercap for $150,000. This note bears interest at 8% per annum and was due May 1, 2006. As of July 31, 2004 $150,000 was due on this note. On August 23, 2004 the lender exercised its option (with Megola's consent) to convert the outstanding principal and accured interest into common stock of Megola, Inc.

NOTE 4 - INCOME TAXES

Income taxes are not due since Megola has had losses since inception. Since inception, Megola has had about $1,682,118 in the U.S. dollar value of Canadian net operating losses for tax purposes, which expire in Canada in Fiscal years 2010 thru 2014.

The components of deferred taxes are as follows:

      Deferred tax assets

      Net operating loss carryforwards            $ 403,708
      Less: valuation allowance                    (403,708)
                                                  ---------

      Current net deferred tax assets             $      --
                                                  =========

NOTE 5 - COMMITMENTS

Megola currently has two office leases on adjacent properties. They expire September 30, 2005 and December 31, 2008 respectively.

Minimum lease payments are due as follows:

                                          #1                 #2
                                    --------------     --------------
Year Ended July 31, 2006            $        1,431     $       16,776
Year Ended July 31, 2007                        --     $       16,776
Year Ended July 31, 2008                        --     $       16,776
Year Ended July 31, 2009                        --     $        6,990
                                    --------------     --------------
Total                                        1,431     $       57,318
                                    --------------     --------------

NOTE 6 - COMMON STOCK

On August 1, 2004, Megola paid off $2,892 of debt with 10,000 shares of its common stock valued at $5,100.

On August 1, 2004, Megola issued 15,000 shares of Megola's common stock to a vendor under an agreement for services valued at $7,650.

On August 23, 2004, two lenders, Avercap and Premium Financial, Inc., exercised their options to convert the balance due to them (including interest) of $303,966 into Megola's common stock. The conversion price was $.075 and 4,052,879 shares of Megola's common were issued.

On November 24, 2004, a consultant exercised his option to convert $100,000 of the note payable due to him into 1,000,000 shares of Megola's common stock for a price of $.10 per share.

On February 1, 2005, Megola received $350,000 from three investors for 350,000 shares of common stock with one warrant attached per common share. The fair value of the warrants was $52,281 and the relative fair value was $45,486.

On February 1, 2005, Megola issued 1,235,000 shares of Megola's common stock to several individuals for consulting, legal, and board member services. The shares were valued at $493,650.

On February 9, 2005, Megola issued 300,000 shares of common stock for intangible assets. See note 8 for more details.

On June 8, 2005, Megola issued 240,000 shares of common stock to a firm to provide investor relations services. The shares were valued at $60,000.

NOTE 7 - SEGMENT REPORTING

Megola sells in North America and China, and has two reportable geographic segments, with summary information as follows:

Year Ended July 31, 2005   North America       International          Total
                           --------------     --------------     --------------
      Revenues             $      653,735     $       59,400     $      713,135

      Net Loss                   (333,056)    $     (635,065)    $     (968,121)

      Depreciation         $           --     $        6,720     $        6,720

      Interest Expense     $           --     $      293,581     $      293,581

      Total Assets                            $      781,281     $      781,281

Year Ended July 31, 2004   North America      International           Total
                           --------------     --------------     --------------
      Revenues             $       39,025     $      183,269     $      222,294

      Net Income (Loss)    $      147,879     $   (2,384,176)    $   (2,236,297)

      Depreciation         $           --     $        9,714     $        9,714

      Interest Expense     $           --     $      245,134     $      245,134

      Total Assets         $           --     $      140,941     $      140,941

NOTE 8 - INTANGIBLE ASSETS

On February 9, 2005 Megola purchased software programs, manufacturing rights, and UV water systems and UV air system technologies from UV Innovations, Inc., a company located in Ontario, Canada for 300,000 shares of Megola's common stock. The value of the stock issued was $111,000, which has been recorded on the balance sheet as an intangible asset and is being amortized on a straight-line basis over 5 years. Megola guaranteed on the twelve month anniversary of the agreement that the stock given will have a value of no less then $200,000. If there is a difference, Megola will pay the amount to UV Innovations, Inc. in cash and record it as an increase in the carrying value of the intangible asset to be amortized over the remaining useful life. On the twelve month anniversary, Megola will also have the option to buy back the stock for the lower of the market price or $4 per share.

NOTE 9 - RELATED PARTY TRANSACTIONS

In connection with the reverse merger with SuperiorClean Inc., Megola issued a $100,000 promissory note to one of its officers that matured on November 30, 2004. Megola has not repaid this note as of July 31, 2005, and the officer has indicated that he will not require any payments until there is cash flow available. The principal balance continues to accrue interest at a rate of 6% per year.

NOTE 10-CONCENTRATIONS

During 2005, one customer accounted for 68% of sales, in addition one customer accounted for 65% of the sales for 2004. One vendor accounted for 84% of cost of goods for 2005 and one vendor accounted for 84% of cost of goods for 2004.

NOTE 11 - WARRANTS

The following table summarizes Megola's warrant transactions:

                                                            Year Ended
                                                           July 31, 2005
                                                           -------------
      Warrants outstanding, beginning of period                     --
      Warrants granted                                         350,000
      Warrants exercised                                            --
      Warrants outstanding, end of period                      350,000

As indicated in Note 6, the warrants were attached to 350,000 shares of common stock that were issued to three investors for $350,000 in cash. Since the fair value of the stock and warrants at the time of the issuance was less than the cash received from the investors, Megola did not record any expense for the warrants.

The exercise price of the warrants is $2.00, and they expire on February 1, 2007. The fair value of the warrants, as calculated by the Black-Scholes, model is approximately $52,000. The assumptions used to calculate the value are listed below:

Volatility:           137.14%
Dividend:                  0%
Risk free Rate:         3.29%

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
MEGOLA, INC.
Dated _____________, 2005

The selling shareholder is offering up to 1,200,000 shares of common stock. The selling shareholder may offer its shares through public or private transactions, on or off OTCBB or NASDAQ, at prevailing market prices, or at privately negotiated prices.

Our common stock is quoted on the OTC Bulletin Board under the symbol "MGOA." The last reported sale price on the OTCBB on November 14, 2005 was $0.11.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our By-laws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

--------------------------------------------------------------------------------
ITEM                                                                AMOUNT
--------------------------------------------------------------------------------
SEC Registration Fee*                                               1000
--------------------------------------------------------------------------------
Legal Fees and Expenses                                             25,000
--------------------------------------------------------------------------------
Accounting Fees and Expenses*                                       24,000
--------------------------------------------------------------------------------
Total*                                                              50,000
--------------------------------------------------------------------------------
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On August 1, 2004, Megola paid off $2,892 of debt with 10,000 shares of its common stock valued at $5,100 or approximately $.51 per share.

On August 1, 2004, Megola issued 15,000 shares of Megola's common stock to a vendor under an agreement for services valued at $7,650 or approximately $.51.

On August 23, 2004, two lenders, Avercap and Premium Financial, Inc., exercised their options to convert the balance due to them (including interest) of $303,966 into Megola's common stock. The conversion price was $.075 and 4,052,879 shares of Megola's common were issued.

On November 24, 2004, a consultant exercised his option to convert $100,000 of the note payable due to him into 1,000,000 shares of Megola's common stock for a price of $.10 per share as provided in the note.

On February 1, 2005, Megola received $350,000 from three investors for 350,000 shares of common stock at $.10 per share with one warrant attached per common share.

On February 1, 2005, Megola issued 75,000 shares of Megola's common stock to several 7 individuals for consulting, legal, and board member services. The shares were valued at $493,650 or $.40 per share.

On February 9, 2005, Megola issued 300,000 shares of common stock for intangible assets. The value of the stock issued was $111,000.

In connection with the reverse merger with SuperiorClean Inc., we issued a $100,000 promissory note to another consultant, which was converted to 1,123,600 shares of common stock, for the value of principal and accrued interest at the price of $.10 as specified in the note.

On June 8, 2005, Megola issued 240,000 shares of common stock to a firm to provide investor relations services. The shares were valued at $60,000 or $.25 per share.

All share values were based upon our trading price at the date of issue.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) was available because:

      o None of these issuances involved underwriters, underwriting discounts or commissions;
      o     We placed restrictive legends on all certificates issued;
      o     No sales were made by general solicitation or advertising;
      o     Sales were made only to accredited investors

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

      o     Access to all our books and records.
      o Access to all material contracts and documents relating to our operations.
      o The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3

      1. Articles of Incorporation of Megola, Inc. *Incorporated by Reference, Form 10-SB, 5-13-2002
      2. Bylaws of Megola, Inc. *Incorporated by Reference, Form 10-SB,
      5-13-2002

Item 4

      Form of common stock Certificate of the Megola, Inc.(1)

Item 5

      Legal Opinion of Williams Law Group, P.A.

Item 10

      1. Agreement with UV Innovations, Inc. * Incorporated by reference, 8-K, 12-14-2004
      2. Agreement to acquire Megola GmbH by purchasing all of its outstanding shares for cash.
      3. License agreement with Megola GmbH
      4. BuyMax Agreement * Incorporated by reference, 8-K, 5-25-2005
      5. Agreement with KBM Consulting

Item 23

      1     Consent of Malone & Bailey, PC
      2     Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

      All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Corunna Canada on November 21, 2005.

      Megola, Inc.

------------------------------------------------------------------------------------------------------------
Title                                    Name                    Date                       Signature
------------------------------------------------------------------------------------------------------------
Principal Executive Officer              Joel Gardner            11-21-2005                 /s/ Joel Gardner
Principal Financial Officer and
Principal Accounting Officer
------------------------------------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

-------------------------------------------------------------------------------------------------
SIGNATURE                   NAME                  TITLE                   DATE
-------------------------------------------------------------------------------------------------
/s/ Don Greer               Don Greer             Director                11-21-2005
-------------------------------------------------------------------------------------------------
/s/ Todd Clark              Todd Clark            Director                11-21-2005
-------------------------------------------------------------------------------------------------
/s/ Joel Gardner            Joel Gardner          Director                11-21-2005
-------------------------------------------------------------------------------------------------